Aearo Discloses Results of Operations and Share Redemption


INDIANAPOLIS, July 24, 2003 - Aearo Corporation, one of the world's leading designers, manufacturers and marketers of a broad range of personal protective products, today announced that net sales in the three months ended June 30, 2003 increased 13.5% to $86.7 million from $76.4 million in the three months ended June 30, 2002. Aearo also announced that net sales in the nine months ended June 30, 2003 increased 11.2% to $232.1 million from $208.8 million in the nine months ended June 30, 2002. The increase in net sales was primarily driven by organic growth in the Safety Products segment, acquisitions and the impact of foreign exchange.

Net income in the three months ended June 30, 2003 increased to $6.4 million from $2.3 million in the three months ended June 30, 2002. Aearo also announced that net income in the nine months ended June 30, 2003 increased to $10.1 million from $3.6 million in the nine months ended June 30, 2002. The increase in net income was primarily driven by organic growth in the Safety Products segment, productivity improvements, acquisitions, and the impact of foreign exchange.

EBITDA, defined as earnings before interest, taxes, depreciation, amortization, and other non-cash charges, increased 21.4% to $15.3 million in the three months ended June 30, 2003 from $12.6 million in the three months ended June 30, 2002. For the nine months ended June 30, 2003 EBITDA increased 11.9% to $37.5 million from $33.5 million in the nine months ended June 30, 2002. The increase in EBITDA was primarily driven by an improvement in gross margins as a result of ongoing productivity, organic growth in the Safety Products segment, acquisitions and the impact of foreign exchange.

The Company uses EBITDA, as defined above, a non-GAAP financial measure, as a management tool to measure and monitor financial performance and as a part of the calculation of Company performance as stated in senior bank facility covenants. While the Company believes EBITDA is a useful indicator of its ability to service debt, EBITDA should not be considered as a substitute for net income (loss) determined in accordance with accounting principles generally accepted in the United States of America as an indicator of operating performance, or as an alternative to cash flow as a measure of liquidity. Investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies and comparisons could be misleading unless all companies and analysts calculate this measure in the same fashion.

The Company believes that the most directly comparable financial measure to EBITDA in accordance with GAAP is income before provision for income taxes. The following tables provide a reconciliation of EBITDA to income before provision for income taxes for the three and nine month periods ending June 30, 2003 and 2002, respectively:

                                  Three Months Ended                 Nine Months Ended
                                       June 30,                            June 30,
                              ----------------------------    ---------------------------
                                 2003                2002            2003          2002
                              ------------    ------------    -----------   -------------
EBITDA                        $     15,315     $    12,607     $   37,462   $      33,473
Depreciation                         2,812           2,869          8,175           7,976
Amortization of intangibles             62           1,570            194           4,686
Other non-cash charges                 (37)             64            255             269
Interest                             4,728           4,972         14,671          15,018
                              ------------    ------------    -----------    ------------
Income before provision for   $      7,750     $     3,132     $   14,167     $     5,524
income taxes                  ============    ============    ===========    ============

1. Other non-cash charges are defined as extraordinary gains or losses, or gains or losses from sales of assets other than in the ordinary course of business.

In addition, the Company has signed an agreement with Cabot Corporation, subject to, among other things, the approval of the Company's bank lenders and receipt of financing, to redeem all of the common and preferred shares, including accrued dividends, held by Cabot for approximately $33.5 Million. This transaction is expected to close during the 4th quarter.

Headquartered in Indianapolis, Ind., Aearo Company (www.aearo.com) is a leading manufacturer and supplier of personal protective equipment and energy-absorbing products, including head and hearing protection devices, prescription and non-prescription eyewear, and eye/face protection devices for use in a wide variety of industrial and household applications.

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